Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of Vireo Growth Inc. (formerly Goodness Growth Holdings Inc.) of our report dated April 1, 2024, relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Vireo Growth Inc. (formerly Goodness Growth Holdings Inc.) for the year ended December 31, 2023, as amended on Form 10-K/A filed on April 29, 2024. We also consent to the reference to our firm under the wording “Experts” in such Registration Statement.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

October 16, 2024